Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Annual Report on Form 10-KSB of Telcoblue, Inc. for the year ended December 31, 2006 of our reports dated May 30, 2008 included in its Registration Statement on Form SB-1 dated May 30, 2008 relating to the financial statement schedules for the two years ended December 31, 2006 listed in the accompanying index.

Richard L Brown & Company, PLLC

Tampa, FL 33606

May 30, 2008